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                                                                      EXHIBIT 99


                       HUNTINGTON BANCSHARES INCORPORATED
                       RATIO OF EARNINGS TO FIXED CHARGES
                                   (UNAUDITED)

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                                                       THREE MONTHS ENDED
                                                           MARCH 31,
                                                    ------------------------
(in thousands of dollars)                             2002            2001
                                                    --------        --------
EARNINGS:
      Income before taxes                           $224,902        $ 93,294
                                                    --------        --------
      Add: Fixed charges, excluding
               interest on deposits                   44,119          93,342
                                                    --------        --------
      Earnings available for fixed charges,
          excluding interest on deposits             269,021         186,636
      Add: Interest on deposits                      109,967         185,081
                                                    --------        --------
      Earinings available for fixed charges,
          including interest on deposits            $378,988        $371,717
                                                    ========        ========

FIXED CHARGES:
      Interest expense, excluding
          interest on deposits                        40,803          89,770
      Interest factor in net rental expense            3,316           3,572
                                                    --------        --------
      Total fixed charges, excluding
          interest on deposits                        44,119          93,342
      Add: Interest on deposits                      109,967         185,081
                                                    --------        --------
      Total fixed charges, including
          interest on deposits                      $154,086        $278,423
                                                    ========        ========

RATIO OF EARNINGS TO FIXED CHARGES
      Excluding  interest on deposits                   6.10 x          2.00 x
      Including interest on deposits                    2.46 x          1.34 x
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